Exhibit 99.1

Poniard Pharmaceuticals Reports First Quarter

2007 Financial Results

South San Francisco, Calif. (May 10, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the quarter ended March 31, 2007.

“In April 2007, we successfully completed a $70 million financing and achieved an important milestone with the initiation of our single pivotal Phase 3 trial of picoplatin, our lead product candidate, in small cell lung cancer, which is being conducted under a Special Protocol Assessment,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “Building upon these important accomplishments, we recently strengthened our management team with the appointment of Ronald Martell as president and chief operating officer, and added Robert Basso to our board of directors, increasing the number of directors to nine.”

Recent Corporate Highlights

Financing

•                  Completed a public offering of 11,848,341 shares of the Company’s common stock at a public offering price of $6.33 per share

Picoplatin & Development Pipeline

•                  Initiated a single pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin for the second-line treatment of small cell lung cancer

•                  Announced an SPA agreement with the U.S. Food and Drug Administration for the SPEAR trial

•                  Treated the first patient in a Phase 1 clinical trial of oral picoplatin

•                  Acceptance by the American Society of Clinical Oncology (ASCO) of three picoplatin abstracts, which include data from the Company’s ongoing Phase 2 small cell lung cancer trial and from its ongoing Phase 1 colorectal and hormone refractory prostate cancer trials, for presentation or publication at ASCO’s 2007 Annual Meeting in June

•                  Publication by ASCO’s 2007 Prostate Cancer Symposium in its Proceedings of a picoplatin abstract, which included data from the Company’s ongoing Phase 1 study of picoplatin and docetaxel (Taxotere®) in chemotherapy-naive patients with metastatic hormone-refractory prostate cancer

•                  Expanded the research agreement with The Scripps Research Institute to include the discovery of focal adhesion kinase (FAK) inhibitors to treat cancer.  The research initiative also is focusing on discovering novel, small-molecule protein kinase inhibitors as therapeutic agents.

Management/Board Appointments

•                  Appointed Ronald A. Martell as president and chief operating officer of the Company and Robert. S. Basso to the Company’s board of directors

First Quarter 2007 Unaudited Financial Results

The Company reported a net loss of $7.7 million ($0.34 diluted loss per share on a loss applicable to common shares of $7.9 million) for the first quarter of 2007 compared to a net loss of $5.8 million ($1.04 diluted loss per share on a loss applicable to common shares of $5.9 million) for the same period in 2006.  There was no revenue in either quarter.

Total operating expenses for the first quarter of 2007 increased 98 percent to $7.9 million, from $4.0 million for the first quarter of 2006, due primarily to clinical costs associated with the Company’s picoplatin trials and increased personnel costs.

Research and development (R&D) expenses increased 118 percent to $5.5 million for the first quarter of 2007, from $2.5 million for the first quarter of 2006, primarily as a result of increased clinical activities associated with the Company’s picoplatin trials as well as increased costs for other product development efforts.

General and administrative (G&A) expenses increased 59 percent to $2.4 million for the first quarter of 2007, compared with $1.5 million for the first quarter of 2006, primarily due to increased personnel costs and additional stock compensation expense under SFAS No. 123R.

Cash and investment securities as of March 31, 2007, was $40.6 million, compared with $53.7 million at December 31, 2006, and reflects the second of two $5.0 million payments to Genzyme Corporation related to the Company’s renegotiation of its picoplatin license agreement.  Management believes that existing cash and investment securities, including net proceeds of approximately $70 million from the recently completed public offering, will provide adequate resources to fund the Company’s operations at least through the second quarter of 2009.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s operations and financial condition, business objectives and strategic goals, drug development plans, and the efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Quarterly Report on Form 10-Q for the period ended March 31, 2007 .  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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(Tables to follow)

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$—	$—
Operating expenses:
Research and development	5,500	2,523
General and administrative	2,400	1,513
Realized gain on equipment disposal	—	(37)
Total operating expenses	7,900	3,999
Loss from operations	(7,900)	(3,999)
Other income (expense), net	171	(1,800)
Net loss	(7,729)	(5,799)

Preferred stock dividends	(125)	(125)
Loss applicable to common shares	$(7,854)	$(5,924)

Loss per share:
Basic and diluted	$(0.34)	$(1.04)

Shares used in calculation of loss per share:
Basic and diluted	22,808	5,721

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS:
Cash and investment securities	$40,638	$53,710
Cash - restricted	281	136
Facilities and equipment, net	707	525
Assets held for sale	2,624	2,624
Licensed products, net	10,932	11,236
Other assets	1,269	836
Total assets	$56,451	$69,067

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$7,784	$12,201
Long term liabilities	9,144	9,975
Shareholders’ equity	39,523	46,891
Total liabilities and shareholders’ equity	$56,451	$69,067